Filed Pursuant to Rule 424(b)(2)
Registration No. 333-276221
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 22, 2023)
$2,900,000,000

$900,000,000 4.050% Notes due 2027
$300,000,000 Floating Rate Notes due 2028
$850,000,000 4.150% Notes due 2028
$850,000,000 4.400% Notes due 2030
Hewlett Packard Enterprise Company (“Hewlett Packard Enterprise,” “HPE,” “we” or “us”) is offering $900,000,000 aggregate principal amount of its 4.050% notes due 2027 (the “2027 notes”), $300,000,000 aggregate principal amount of its floating rate notes due 2028 (the “floating rate notes”), $850,000,000 aggregate principal amount of its 4.150% notes due 2028 (the “2028 notes”) and $850,000,000 aggregate principal amount of its 4.400% notes due 2030 (the “2030 notes”). We refer to the 2027 notes, the 2028 notes, and the 2030 notes collectively as the “fixed rate notes,” and we refer to the floating rate notes and the fixed rate notes collectively as the “notes.”
The 2027 notes will bear interest at a rate of 4.050% per annum. The floating rate notes will bear interest at a floating rate equal to a benchmark rate, which will initially be Compounded SOFR (as defined herein), plus a spread of 0.96% per annum. The 2028 notes will bear interest at a rate of 4.150% per annum. The 2030 notes will bear interest at a rate of 4.400% per annum.
We will pay interest semi-annually on the 2027 notes on each March 15 and September 15, beginning on March 15, 2026. We will pay interest on the floating rate notes on each March 15, June 15, September 15 and December 15, beginning on December 15, 2025. We will pay interest semi-annually on the 2028 notes on each March 15 and September 15, beginning on March 15, 2026. We will pay interest semi-annually on the 2030 notes on each April 15 and October 15, beginning on April 15, 2026.
The 2027 notes will mature on September 15, 2027. The floating rate notes will mature on September 15, 2028. The 2028 notes will mature on September 15, 2028. The 2030 notes will mature on October 15, 2030.
If a Change of Control Repurchase Event (as defined herein) with respect to a series of notes occurs, we may be required to offer to purchase such series of notes from holders. See “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control.” The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. There is no sinking fund for any series of notes. The notes are not and will not be listed on any securities exchange or quoted on any automated quotation system.
Investing in the notes involves certain risks. You should carefully consider all the information contained or incorporated by reference in this prospectus supplement prior to investing in the notes. In particular, we urge you to carefully consider the information set forth in the section titled “Risk Factors” beginning on page S-8 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Hewlett Packard Enterprise
Per 2027 note	99.949%	0.100%	99.849%
2027 notes total	$899,541,000	$900,000	$898,641,000
Per floating rate note	100.000%	0.200%	99.800%
Floating rate notes total	$300,000,000	$600,000	$299,400,000
Per 2028 note	99.964%	0.200%	99.764%
2028 notes total	$849,694,000	$1,700,000	$847,994,000
Per 2030 note	99.905%	0.350%	99.555%
2030 notes total	$849,192,500	$2,975,000	$846,217,500
Total	$2,898,427,500	$6,175,000	$2,892,252,500

(1)	Plus accrued interest, if any, from September 15, 2025 if settlement occurs after that date.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
Delivery of the notes in book-entry form only will be made through The Depository Trust Company for the benefit of its direct and indirect participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about September 15, 2025.
Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	HSBC	NatWest

Co-Managers

BNP PARIBAS	BofA Securities	J.P. Morgan	Mizuho	Wells Fargo Securities	Barclays
Santander	SOCIETE GENERALE	TD Securities	Goldman Sachs & Co. LLC	ING	Loop Capital Markets
US Bancorp	ANZ Securities	CIBC Capital Markets	Credit Agricole CIB	OCBC	Standard Chartered Bank

The date of this prospectus supplement is September 8, 2025.

Prospectus Supplement
Prospectus
You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of the notes covered by this prospectus supplement in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the notes. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement.
You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Information Incorporated by Reference.”
In this prospectus supplement and the accompanying prospectus, unless otherwise specified or unless the context otherwise requires, references to “USD,” “dollars,” “$” and “U.S.$” are to U.S. dollars, and references to “Hewlett Packard Enterprise,” “HPE,” “we,” “us” or “our” refer to Hewlett Packard Enterprise Company, and not to any of our subsidiaries, unless otherwise indicated.

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain, or will contain, forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties, and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Hewlett Packard Enterprise Company and its consolidated subsidiaries (“Hewlett Packard Enterprise”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. The words “believe,” “expect,” “anticipate,” “guide,” “optimistic,” “intend,” “aim,” “will,” “estimates,” “may,” “could,” “should” and similar expressions are intended to identify such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to:
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any statements regarding the ongoing integration of Juniper Networks, Inc. (“Juniper”), expectations concerning the Proposed Final Judgment, and any projections, estimates, or expectations of savings or synergy realizations in connection therewith;

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any projections, estimations, or expectations of addressable markets and their sizes, revenue (including annualized revenue run-rate), margins, expenses (including stock-based compensation expenses), investments, effective tax rates, interest rates, the impact of tax law changes and related guidance and regulations, the impact of changes in trade policies and restrictions and the uncertainty created thereby, net earnings, net earnings per share, cash flows, liquidity and capital resources, inventory, goodwill, impairment charges, hedges and derivatives and related offsets, order backlog, benefit plan funding, deferred tax assets, share repurchases, currency exchange rates, repayments of debts including our asset-backed debt securities, or other financial items;

•	recent amendments to accounting guidance and any potential impacts on our financial reporting therefrom;
•	any projections or estimations of orders;
•	any projections of the amount, timing, or impact of cost savings or restructuring charges;
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any statements of the plans, strategies, and objectives of management for future operations, as well as the execution and consummation of cost reduction program, corporate transactions or contemplated acquisitions and dispositions (including but not limited to the disposition of shares of H3C Technologies Co., Limited (“H3C”) and the receipt of proceeds therefrom), research and development expenditures, and any resulting benefit, cost savings, charges, or revenue or profitability improvements;

•	any statements concerning the expected development, performance, market share, or competitive performance relating to our products or services;
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any statements concerning technological and market trends, the pace of technological innovation, and adoption of new technologies, including artificial intelligence-related and other products and services offered by Hewlett Packard Enterprise;

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any statements regarding current or future macroeconomic trends or events and the impacts of those trends and events on Hewlett Packard Enterprise and our financial performance, including but not limited to supply chain dynamics, uncertain global trade policies and/or restrictions, and demand for our products and services, and our actions to mitigate such impacts on our business;

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the scope and duration of the ongoing conflicts and geopolitical tensions, including but not limited to those between Russia and Ukraine, in the Middle East, and between China and the U.S., and our actions in response thereto, and their impacts on our business, operations, liquidity and capital resources, employees, customers, partners, supply chain, financial results, and the world economy;

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any statements regarding future regulatory trends and the resulting legal and reputational exposure, including but not limited to those relating to environmental, social, governance, cybersecurity, data privacy, and artificial intelligence issues, among others;

•	any statements regarding pending investigations, claims, or disputes;
•	any statements of expectation or belief, including those relating to future guidance and the financial performance of Hewlett Packard Enterprise; and
•	any statements of assumptions underlying any of the foregoing.

Risks, uncertainties, and assumptions include the need to address the many challenges facing Hewlett Packard Enterprise’s businesses;
•	the competitive pressures faced by Hewlett Packard Enterprise’s businesses;
•	risks associated with executing Hewlett Packard Enterprise’s strategy;
•	the impact of macroeconomic and geopolitical trends and events, including but not limited to those mentioned above;
•	the need to effectively manage third-party suppliers and distribute Hewlett Packard Enterprise’s products and services;
•	the protection of Hewlett Packard Enterprise’s intellectual property assets, including intellectual property licensed from third parties and intellectual property shared with its former parent;
•	risks associated with Hewlett Packard Enterprise’s international operations (including from geopolitical events, such as those mentioned above);
•	the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends;
•	the execution of Hewlett Packard Enterprise’s transformation and mix shift of its portfolio of offerings;
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the execution and performance of contracts by Hewlett Packard Enterprise and its suppliers, customers, clients, and partners, including any impact thereon resulting from macroeconomic or geopolitical events, such as those mentioned above;

•	the hiring and retention of key employees;
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the execution, integration, consummation, and other risks associated with business combination, disposition, and investment transactions, including but not limited to the risks associated with the disposition of H3C shares and the receipt of proceeds therefrom and successful integration of Juniper, including our ability to implement our plans and forecasts and realize our anticipated financial and operational benefits with respect to the consolidated business;

•	the execution, timing, and results of any cost reduction program, including estimates and assumptions related to the costs and anticipated benefits of implementing such plan;
•	the impact of changes to privacy, cybersecurity, environmental, global trade, and other governmental regulations;
•	changes in our product, lease, intellectual property, or real estate portfolio;
•	the payment or non-payment of a dividend for any period;
•	the efficacy of using non-GAAP, rather than GAAP, financial measures in business projections and planning;
•	the judgments required in connection with determining revenue recognition;
•	impact of company policies and related compliance; utility of segment realignments;
•	allowances for recovery of receivables and warranty obligations;
•	provisions for, and resolution of, pending investigations, claims, and disputes;
•	the impacts of legal and regulatory changes and related guidance; and
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other risks that are described in “Risk Factors” on page S-8 of this prospectus supplement and in our other filings with the SEC, including but not limited to the risks described under the caption “Risk Factors” contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2024 and under the caption “Risk Factors” contained in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2025, April 30, 2025 and July 31, 2025, and in other filings made by us from time to time with the SEC or in materials incorporated herein or therein.

We assume no obligation and do not intend to update these forward-looking statements, except as required by applicable law.

SUMMARY
This summary highlights selected information from this prospectus supplement and the accompanying prospectus and provides an overview of our company. You should read the following summary together with the entire prospectus supplement and accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” in this prospectus supplement and in the documents incorporated by reference.
Our Company
We are a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze and act upon data seamlessly from edge-to-cloud. We enable customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. Our customers range from small-and-medium size businesses to large global enterprises and governmental entities. Our legacy dates to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.
We organize our business into the following five reportable segments:
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Server. This segment consists of general-purpose servers for multi-workload computing and workload-optimized servers to deliver the best performance and value for demanding applications, and integrated systems comprised of software and hardware designed to address High-Performance Computing and Supercomputing (including exascale applications), Artificial Intelligence (“AI”), Data Analytics, and Transaction Processing workloads for government and commercial customers globally. This portfolio of products includes the secure and versatile HPE ProLiant Rack and Tower servers; HPE Synergy, a composable infrastructure for traditional and cloud-native applications; HPE Scale Up Servers product lines for critical applications, including large enterprise software applications and data analytics platforms; HPE Edgeline servers; HPE Cray EX; HPE Cray XD (formerly known as HPE Apollo); and HPE NonStop. The Server segment’s offerings also include operational and support services sold with systems and as standalone services.

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Hybrid Cloud. This segment offers a wide variety of cloud-native and hybrid solutions across storage, private cloud and the infrastructure software-as-a-service space. Storage includes data storage and data management offerings with the HPE Alletra Storage portfolio; unstructured data solutions and analytics for AI; data protection and archiving; and storage networking. It also includes AIOps-driven intelligence with HPE InfoSight and HPE CloudPhysics. In private cloud, the HPE GreenLake offerings include new cloud-native offerings and capabilities for virtual machines, containers, and bare metal; a full suite of private cloud offerings that enable customers to self-manage or choose a fully managed experience; and a portfolio of world-class Private Cloud AI infrastructure delivered as-a-service (“aaS”). This segment also provides self-service private cloud on-demand with HPE GreenLake for Private Cloud Business Edition, which includes an integrated VM Essentials virtualization software. Infrastructure software includes monitoring and observability for day two operations and beyond through our acquisition of OpsRamp and unified data access through HPE Ezmeral Data Fabric and analytics suite, which helps move and transform data for use in AI and other applications. The Hybrid Cloud segment also includes data lifecycle management and protection through its suite of offerings, including Zerto Disaster Recovery.

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Networking. This segment develops and sells high-performance network and security products and services that empower customers of all sizes to build scalable, reliable, secure, agile, and efficient automated networks. Our platforms are purpose-built using AI to deliver secure and sustainable user experiences from the edge to the data center and cloud. Our solutions include hardware products such as Wi-Fi and private cellular access points; QFX, EX, and CX switches; MX and PTX routers; and gateways. Additionally, we provide software products, such as Mist and Aruba Central for cloud-based and on-premise management, network access control, software-defined wide area networking, network security, analytics and assurance, and private cellular core software. We also offer professional and support services and education and training programs, as well as aaS and flexible consumption models through the HPE GreenLake platform.

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Financial Services. Financial Services provides flexible investment solutions, such as leasing, financing, IT consumption, utility programs, and asset management services for customers that facilitate unique technology deployment models and the acquisition of complete IT solutions, including hardware, software, and services from Hewlett Packard Enterprise and others. Financial Services also supports financial solutions for on-premise flexible consumption models, such as the HPE GreenLake cloud.

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Corporate Investments and Other. This segment includes the Advisory and Professional Services business, which primarily offers consultative-led services, HPE and partner technology expertise and advice, implementation services as well as complex solution engagement capabilities; and Hewlett Packard Labs, which is responsible for research and development.

HPE also seeks to help its customers unlock the power of AI throughout their businesses. Our AI capabilities span the AI lifecycle—from training to fine tuning to inferencing—and encompass both products and services. Our AI business is built on large-scale infrastructure expertise, including in technologies like direct liquid cooling, that are powering our large AI systems for large language model builders, service providers, and supercomputing users. From these foundations, we have been expanding our AI portfolio, which is specifically engineered for enterprise customers.
We recognize the AI market will be driven by computational capability, data-intensive workloads, and the need for specialized architecture; thus, we have been targeting, and will continue to target, three areas: supercomputing, AI infrastructure, and AI platform software. We seek to seize this AI market opportunity by innovating in networking, hybrid cloud, and AI—which are all essential building blocks to deliver a unified technology experience. We believe that we are differentiated from our competition by our unique and compelling value proposition, which positions us to capture significant value from the growing AI market through our intellectual property portfolio, trusted expertise, and long-term sustained market leadership in supercomputing.
We have observed continued momentum in the AI market, as evidenced by strong customer demand for HPE’s AI systems. Since the first quarter of fiscal year 2023, cumulative AI systems orders have increased significantly, translating into material, but uneven, quarterly AI systems revenues and elevated levels of AI systems’ quarter-end backlog. We have observed customers exploring new ways to use AI and building the business cases to which they want to apply AI tools, which signals potential growth of our already robust pipeline.
Corporate Information
Hewlett Packard Enterprise was incorporated in Delaware in 2015. The address of our principal executive offices is 1701 East Mossy Oaks Road, Spring, Texas 77389.

THE OFFERING
The following contains a summary of information about this offering and is provided solely for your convenience. The summary is not intended to be complete. For a more detailed description of the notes, see “Description of the Notes.” You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus carefully before making an investment decision.
Issuer
Hewlett Packard Enterprise Company.
Securities Offered
$900,000,000 of our 4.050% notes due 2027.
$300,000,000 of our floating rate notes due 2028.
$850,000,000 of our 4.150% notes due 2028.
$850,000,000 of our 4.400% notes due 2030.
Maturity Date
The 2027 notes will mature on September 15, 2027.
The floating rate notes will mature on September 15, 2028.
The 2028 notes will mature on September 15, 2028.
The 2030 notes will mature on October 15, 2030.
Interest Rate
The 2027 notes will bear interest at a rate of 4.050% per annum.
The floating rate notes will bear interest at a floating rate equal to a benchmark rate, which will initially be Compounded SOFR, plus a spread of 0.96% per annum.
The 2028 notes will bear interest at a rate of 4.150% per annum.
The 2030 notes will bear interest at a rate of 4.400% per annum.
Interest Payment Dates
We will pay interest semi-annually on the 2027 notes on each March 15 and September 15, beginning on March 15, 2026.
We will pay interest on the floating rate notes on each March 15, June 15, September 15 and December 15, beginning on December 15, 2025.
We will pay interest semi-annually on the 2028 notes on each March 15 and September 15, beginning on March 15, 2026.
We will pay interest semi-annually on the 2030 notes on each April 15 and October 15, beginning on April 15, 2026.
Ranking
The notes will be our senior unsecured obligations and will rank equally with all our other existing and future senior unsecured indebtedness from time to time outstanding.
Optional Redemption
We may, at our option, redeem each series of fixed rate notes, at any time and from time to time, in whole or in part, at the redemption prices described under “Description of the Notes—Redemption—Optional Redemption.” The floating rate notes are not redeemable prior to maturity.
Certain Covenants
We will issue the notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:
•	incur debt secured by liens;
•	engage in certain sale and leaseback transactions; and
•	consolidate, merge, convey or transfer our assets substantially as an entirety.
Change of Control Repurchase Event
If a Change of Control Repurchase Event with respect to a series of notes occurs, we may be required to make an offer to each holder of notes of such series to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such notes repurchased, plus any accrued and unpaid interest to the date of repurchase.
Use of Proceeds
We estimate that the net proceeds from this offering to us, after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately $2.884 billion. We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other uses, repaying certain indebtedness of HPE and its subsidiaries, including Juniper.
Form and Denominations
The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be book-entry only and registered in the name of a nominee of The Depository Trust Company (“DTC”).
Governing Law
The indenture that will govern the notes and the notes will be governed by, and construed under, the laws of the State of New York.
Trustee
The Bank of New York Mellon Trust Company, N.A.
Risk Factors
Investing in the notes involves substantial risks and uncertainties. See “Risk Factors” included in this prospectus supplement, as well as other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to purchase any notes.

RISK FACTORS
An investment in the notes represents a high degree of risk. In consultation with your own financial and legal advisors, and in addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the following discussion of risks before deciding whether an investment in the notes is suitable for you. In addition, before investing in the notes, you should carefully consider the other risks, uncertainties, and assumptions that are set forth under the caption “Risk Factors,” contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2024 and Part II, Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2025, April 30, 2025, and July 31, 2025, each of which is incorporated by reference in this prospectus supplement, or any similar caption in the documents that we subsequently file with the SEC that are deemed to be incorporated by reference in this prospectus supplement, and in any free writing prospectus that we provide you in connection with the offering of the notes pursuant to this prospectus supplement. In this “Risk Factors” section, (i) when we refer to the applicability of the Secured Overnight Financing Rate to the floating rate notes, we mean the floating rate notes at any time when the interest rate on the floating rate notes is or will be determined based on the Secured Overnight Financing Rate, including Compounded SOFR, and (ii) when we refer to the “benchmark transition provisions” and certain defined terms in those provisions, we mean the benchmark transition provisions and defined terms that are described under “Description of the Notes—Interest—Effect of Benchmark Transition Event.” The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus supplement and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of the notes. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of the notes could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.
Risks Related to the Notes Offering
There are no established trading markets for the notes.
Each series of notes will be a new issue of securities for which there is no established trading market. We do not intend to apply for listing of any series of notes offered hereby on any securities exchange or to arrange for quotation on any automated dealer quotation system. Accordingly, there can be no assurance that active trading markets for the notes will develop, exist, or be maintained. If an active trading market does not develop or is not maintained for a series of notes, the market price and liquidity of such notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or at a favorable price.
The notes will be structurally subordinated to the indebtedness of our subsidiaries.
The notes will be obligations exclusively of Hewlett Packard Enterprise and not of any of our subsidiaries. Most of our assets are owned through our subsidiaries, and we depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the notes and our other debt obligations. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans, or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities of our existing subsidiaries, including those of Juniper, and any subsidiaries that we may in the future acquire or establish.
Failure to maintain a satisfactory credit rating could adversely affect our liquidity, capital position, borrowing costs and access to capital markets.
We currently maintain investment grade credit ratings with Moody’s Investors Service, S&P Global Ratings and Fitch Ratings. Despite these investment grade credit ratings, any future downgrades could increase the cost of borrowing under any indebtedness we may incur, reduce market capacity for our commercial paper or require the posting of additional collateral under our derivative contracts. Additionally, increased borrowing costs, including those arising from a credit rating downgrade, can potentially reduce the competitiveness of our financing business.

There can be no assurance that we will be able to maintain our credit ratings, and any additional actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, may have a negative impact on our liquidity, capital position and access to capital markets and could affect the market value of the notes. Also, our credit ratings may not reflect the potential impact of risks related to the terms of the notes or other factors related to the value of the notes.
Our substantial debt exposes us to certain risks.
Following this offering of the notes, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds from the foregoing as described in “Use of Proceeds,” we will have a significant amount of indebtedness, which includes borrowings of $1.0 billion and $3.0 billion under a 364-day tranche and three-year tranche, respectively, of certain delayed draw term loan facilities (collectively, the “Term Loan Facilities”) entered into in connection with our acquisition of Juniper (the “Juniper Acquisition”).
Our high degree of debt could have important consequences, including:
•	making it more difficult for us to satisfy our obligations with respect to the notes;
•	increasing our vulnerability to adverse economic or industry conditions;
•
requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;
•
exposing us to the risk of increased interest rates as borrowings under our revolving credit facility and the Term Loan Facilities are, and the floating rate notes offered hereby will be, subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and
•	limiting our ability to borrow additional funds.
If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, including repayment of the notes, in whole or in part.
We may not be able to generate sufficient cash from operations to service our debt.
Our ability to make payments on, and to refinance, our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future and our ability to borrow under our revolving credit facility to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the covenants and borrowing limitations to which we are subject under our debt instruments. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the revolving credit facility or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. If we cannot service our debt, we may have to take actions such as selling assets, selling equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.
If we default on our obligations to pay our other debt, we may not be able to make payments on the notes.
Any default under the agreements governing our debt, including a default under our revolving credit facility or the Term Loan Facilities, that is not waived by the required lenders or holders of such debt, and the remedies sought by the holders of such debt could prevent us from paying principal and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments or principal and interest on our debt, or if we otherwise fail to comply with the various covenants in the agreements governing our debt, including the covenants contained in our revolving credit facility or the Term Loan Facilities, we would be in default under the terms of the agreements governing such debt.
The notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a Change of Control Repurchase Event.
Under the indenture that will govern the notes, upon the occurrence of a Change of Control Repurchase Event in respect of a series of notes, we will be required to offer to repurchase all outstanding notes of such series at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of such series of notes. Our failure to make or complete a change of control offer would place us in default under the indenture that will govern the notes. However, we cannot assure you that we would be able to repay such debt at such time.
Optional redemption may adversely affect your return on the fixed rate notes.
We have the right to redeem some or all of the fixed rate notes prior to maturity. We may redeem the fixed rate notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in comparable securities at effective interest rates as high as those of the fixed rate notes.
Under the indenture, the change of control events that would require us to repurchase the notes are subject to a number of significant limitations, and change of control events that affect the market price of the notes may not give rise to any obligation to repurchase the notes.
Although we will be required under the indenture to make an offer to repurchase the notes upon the occurrence of a Change of Control Repurchase Event, the term “Change of Control Repurchase Event” is limited in its scope and does not include all change of control events that might affect the market value of the notes.
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets, taken as a whole, to another person. The phrase “all or substantially all,” as used with respect to our assets in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. There is a limited body of case law interpreting the phrase “all or substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a direct or indirect sale, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to another person may be uncertain.
In the future, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, or the sale of us to a holding company that does not have a majority stockholder, that may not, under the indenture, constitute a Change of Control that would require us to repurchase the notes, even though those transactions could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes.
Even if a Change of Control occurs, we will be required under the indenture to make an offer to repurchase the notes only if, as a result of such Change of Control, the ratings of the notes are lowered below investment grade and the rating agencies assigning such lowered ratings announce or publicly confirm that such lowering was the result of the Change of Control. See “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control.”
Risks Related to the Juniper Acquisition
Failure to realize the benefits expected from the Juniper Acquisition could adversely affect our business.
There can be no assurance that we will realize any of the significant benefits that we expect to result from the Juniper Acquisition, or realize them within the anticipated timeframe. Achieving these benefits will depend, in part, on our ability to integrate Juniper’s business successfully and efficiently. The challenges involved in this integration, which will be complex and time-consuming, include the following:
•	preserving customer and other important relationships of Juniper and attracting new business and operational relationships;

•	integrating financial forecasting and controls, procedures and reporting cycles;
•	consolidating and integrating corporate, information technology, finance and administrative infrastructures;
•	coordinating sales and marketing efforts to effectively position our capabilities;
•	coordinating and integrating operations, including in countries in which we have not previously operated; and
•	integrating employees and related human capital management systems and benefits, maintaining employee morale and retaining key employees.
If we do not successfully manage these issues and the other challenges inherent in integrating an acquired business, then we may not achieve the anticipated benefits of the Juniper Acquisition on our anticipated timeframe or at all, and our revenue, expenses, operating results and financial condition could be materially adversely affected. The successful integration of Juniper will require significant management attention and may divert the attention of management from our business and operational issues.
The unaudited pro forma condensed combined financial information reflecting the Juniper Acquisition incorporated by reference into this prospectus supplement is based on assumptions.
HPE and Juniper only have approximately two months of operating as a combined company. As a result, the unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement, which was prepared in accordance with Article 11 of Regulation S-X, and the historical financial statements of the HPE and Juniper businesses are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have actually occurred had the Juniper Acquisition been completed at or as of the dates indicated, nor is such unaudited pro forma condensed combined financial information indicative of the future operating results or financial position of the combined company had the Juniper Acquisition and related financings been completed at or as of the dates indicated.
The unaudited pro forma condensed combined financial information does not reflect future changes or future events resulting from the Juniper Acquisition that may occur, including restructuring activities or other costs related to the integration of the HPE and Juniper businesses, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement is based in part on certain assumptions regarding the Juniper Acquisition. HPE believes the assumptions underlying such unaudited pro forma condensed combined financial information are reasonable under the circumstances; however, such assumptions and estimates are preliminary and may not prove to be accurate over time. HPE has no obligation to update the pro forma condensed financial information incorporated by reference into this prospectus supplement for any subsequent event and may not do so.
As a result, investors should not place any undue reliance on the unaudited pro forma condensed combined financial information, and our actual results following the completion of the Juniper Acquisition may differ from those that are reflected therein.
Risks Related to the Floating Rate Notes
The future performance of SOFR cannot be predicted based on historical performance.
The future performance of SOFR cannot be predicted based on the limited historical performance. Levels of SOFR going forward may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data have been released by the Federal Reserve Bank of New York, such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. There can be no assurance that SOFR will be positive. Investors in the floating rate notes may not be able to sell the floating rate notes at all or may not be able to sell the floating rate notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The interest rate on the floating rate notes is based on a Compounded SOFR rate and the SOFR Index.
For each floating rate notes interest period, the interest rate on the floating rate notes is based on Compounded SOFR, which is calculated using the SOFR Index published by the Federal Reserve Bank of New York according to the specific formula described under “Description of the Notes—Interest—Compounded SOFR,” not the SOFR rate published on or in respect of a particular date during such floating rate notes interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the floating rate notes during any floating rate notes interest period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during a floating rate notes interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the floating rate notes on the floating rate notes interest payment date for such floating rate notes interest period.
Compounded SOFR with respect to a particular floating rate notes interest period will only be capable of being determined near the end of the relevant floating rate notes interest period.
The level of Compounded SOFR applicable to a particular floating rate notes interest period and, therefore, the amount of interest payable with respect to such floating rate notes interest period will be determined on the Interest Payment Determination Date for such floating rate notes interest period. Because each such date is near the end of such floating rate notes interest period, you will not know the amount of interest payable with respect to a particular floating rate notes interest period until shortly prior to the related floating rate notes interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such floating rate notes interest payment date. In addition, some investors may be unwilling or unable to trade the floating rate notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the floating rate notes.
SOFR or the SOFR Index may be modified or discontinued and the floating rate notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the floating rate notes.
The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the floating rate notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction of the amount of interest payable on the floating rate notes, which may adversely affect the trading prices of the floating rate notes. The Federal Reserve Bank of New York may withdraw, modify, amend, suspend or discontinue the publication of the SOFR Index or SOFR data in its sole discretion and without notice (in which case a fallback method of determining the interest rate on the floating rate notes as further described under “Description of the Notes—Interest—Compounded SOFR” will apply) and has no obligation to consider the interests of holders of the floating rate notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR or the SOFR Index. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.
If we or our Designee (as defined herein) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of the SOFR Index, then the interest rate on the floating rate notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, which will be a different rate plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Description of the Notes—Principal and Interest—Compounded SOFR.”
We or an affiliate of ours will or could have authority to make determinations, decisions and elections that could affect the return on, value of and market for the floating rate notes.
Under the terms of the floating rate notes, we are authorized to make certain determinations, decisions and elections with respect to the interest rate on the floating rate notes. We will make any such determination, decision or election in our sole discretion, and any such determination, decision or election that we make could affect the amount of interest payable on the floating rate notes. For example, if we determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the floating rate notes, then we will determine, among other things, the Benchmark Replacement, Benchmark Replacement Adjustment and Benchmark Replacement Conforming Changes. Furthermore, we are authorized to appoint a designee (which may be one of our affiliates) to make certain of the determinations, decisions and elections that we are authorized to make under the terms of the floating rate notes, including any determination that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, and the related determinations of the Benchmark Replacement and Benchmark Replacement Adjustment. Any exercise of discretion by us, or by one of our affiliates acting as our designee, under the terms of the floating rate notes could present a conflict of interest. In addition, we or an affiliate of ours may assume the duties of calculation agent for the floating rate notes. In making any required determinations, decisions and elections under the terms of the floating rate notes, we or any affiliate acting as our designee, including if we or an affiliate are acting as calculation agent, may have economic interests that are adverse to the interest of the holders of those notes, and those determinations, decisions or elections could have a material adverse effect on the return on, value of and market for those notes. All determinations, decisions or elections by us, or by one of our affiliates acting as our designee, including those made by us or by an affiliate acting as calculation agent, will be conclusive and binding absent manifest error.

USE OF PROCEEDS
We estimate that the net proceeds from this offering to us, after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately $2.884 billion. We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other uses, repaying certain indebtedness of HPE and its subsidiaries, including Juniper.
Our management will retain broad discretion as to the allocation of the net proceeds from this offering. Until we use the net proceeds from this offering, we may invest the net proceeds from this offering in short term, interest bearing investments.

DESCRIPTION OF THE NOTES
The notes will be issued under an Indenture dated as of October 9, 2015 (the “Base Indenture”) and supplemented by a supplemental indenture with respect to each series of the notes to be dated the delivery date of the notes (each of which supplemental indenture we refer to as a “Supplemental Indenture” and, together with the Base Indenture, as the “Indenture”), in each case, between Hewlett Packard Enterprise and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
The following “Description of the Notes” is a summary of the material terms of the Indenture and the notes, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the notes, including definitions therein of certain terms and provisions made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should read the Indenture and the notes for more details regarding our obligations and your rights with respect to the notes because they and not this “Description of the Notes” define your rights as holders of the notes. In this “Description of the Notes,” all references to “Hewlett Packard Enterprise,” “HPE,” “we,” “our” and “us” mean Hewlett Packard Enterprise Company only, excluding its subsidiaries, and the term “securities” refers to all securities issuable from time to time under the Base Indenture, including securities that may be issued before or after the initial issuance and sale of the notes.
General
We are issuing $900,000,000 aggregate principal amount of 2027 notes. The 2027 notes will mature on September 15, 2027. Interest on the 2027 notes will accrue at the rate of 4.050% per annum.
We are issuing $850,000,000 aggregate principal amount of 2028 notes. The 2028 notes will mature on September 15, 2028. Interest on the 2028 notes will accrue at the rate of 4.150% per annum.
We are issuing $850,000,000 aggregate principal amount of 2030 notes. The 2030 notes will mature on October 15, 2030. Interest on the 2030 notes will accrue at the rate of 4.400% per annum.
The 2027 notes, the 2028 notes and the 2030 notes are collectively referred to as the fixed rate notes.
We are issuing $300,000,000 aggregate principal amount of floating rate notes. The floating rate notes will mature on September 15, 2028. Interest on the floating rate notes will accrue at a floating rate equal to a benchmark rate, which will initially be Compounded SOFR, plus a spread of 0.96% per annum as described under “—Interest—Floating Rate Notes.”
The floating rate notes and the fixed rate notes are collectively referred to as the notes.
The notes will be our senior unsecured obligations and will rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. Each series of the notes will be a separate series of senior debt securities under the Indenture. The Indenture will not limit the aggregate principal amount of securities that may be issued under the Indenture. Without the consent of the holders, we may increase the aggregate principal amount of the notes of any series in the future on the same terms and conditions (except for issuance date, price and, in some cases, the initial interest payment date) as the notes of that series being offered hereby. Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount authorized by us from time to time for the notes of any series. Additional notes of a series may only bear the same CUSIP number if they would be fungible for United States federal income tax purposes with the existing notes of that series.
If the maturity date of a series of notes falls on a day that is not a Business Day (as defined below), payment of principal, premium, if any, and interest for such notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the notes will be made by us through the Trustee to the depositary. Each series of notes will be issued in the form of one or more fully registered global securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Debt Securities—Global Securities” in the accompanying prospectus.
Interest
Fixed Rate Notes
We will make interest payments on each series of fixed rate notes at the applicable annual rate of interest set forth above semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2026 (in the case of the 2027 notes), on March 15 and September 15 of each year, beginning on March 15, 2026 (in the case of the 2028 notes) and on April 15 and October 15 of each year, beginning on April 15, 2026 (in the case of the 2030 notes) to persons in whose names the fixed rate notes are registered at the close of business on the 15th calendar day (whether or not a Business Day) immediately preceding the related interest payment date. Interest on the fixed rate notes will accrue from and including September 15, 2025 to, but excluding, the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or maturity date, as the case may be. Interest on the fixed rate notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date for the fixed rate notes falls on a day that is not a Business Day, the related payment of interest shall be made on the next succeeding Business Day as if made on the date the payment was due, and no interest on such payment shall accrue for the period from and after such interest payment date to the date of such payment on the next succeeding Business Day.
Floating Rate Notes
The floating rate notes will bear interest for each interest period at a rate determined by the calculation agent, except as set forth below. The calculation agent is The Bank of New York Mellon Trust Company, N.A. until such time as we appoint a successor calculation agent (the “Calculation Agent”). We will pay interest on the floating rate notes on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2025 and on the maturity date (each, an “interest payment date”). The interest rate on the floating rate notes for a particular interest period (as defined below) will be a per annum rate equal to a benchmark rate, which will initially be Compounded SOFR, determined as described below, plus a spread of 0.96% per annum (the “spread”). The interest determination date for an interest period will be the date that is two U.S. Government Securities Business Days (as defined below) before the applicable interest payment date. Promptly upon determination, the Calculation Agent will inform the Trustee and us, or in certain circumstances described below, HPE or our designee (which may be an independent financial advisor or such other designee of ours (any of such entities, a “Designee”)) will inform the Trustee, of the interest rate for such interest period. Absent manifest error, the determination of the interest rate by the Calculation Agent, or in certain circumstances described below, by HPE or our Designee, shall be binding and conclusive on the holders of the floating rate notes, the Trustee and us. For the avoidance of doubt, in no event shall the Calculation Agent, Trustee or paying agent be the Designee. If an interest payment date on the floating rate notes falls on a date that is not a Business Day, the interest payment date shall be postponed to the next succeeding Business Day unless such next succeeding Business Day would be in the following month, in which case, the interest payment date shall be the immediately preceding Business Day. Interest on the floating rate notes will be paid to but excluding the relevant interest payment date. Interest on the floating rate notes will be computed on the basis of the actual number of days in an interest period and a 360-day year.
None of the Trustee, the paying agent or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Compounded SOFR (or any other benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event (as defined herein) or related Benchmark Replacement Date (as defined herein), (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment (as defined herein), or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes (as defined herein) are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, paying agent and Calculation Agent shall be entitled to conclusively rely on any determinations made by HPE or its Designee without independent investigation, and none will have any liability for actions taken at the direction of HPE.
Any determination, decision or election that may be made by HPE or its Designee in connection with a Benchmark Transition Event or a Benchmark Replacement, including any determination with respect to a rate or adjustment or of the occurrence of non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in HPE’s or its Designee’s sole discretion and, notwithstanding anything to the contrary in the transaction documents, will become effective without consent from any other party. None of the Trustee, the Calculation Agent or the paying agent will have any liability for any determination made by or on behalf of HPE or its Designee in connection with a Benchmark Transition Event or a Benchmark Replacement.
None of the Trustee, the paying agent or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of Compounded SOFR or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. None of the Trustee, paying agent or Calculation Agent shall be responsible or liable for HPE’s actions or omissions or for those of its Designee, or for any failure or delay in the performance by HPE or its Designee, nor shall any of the Trustee, paying agent or Calculation Agent be under any obligation to oversee or monitor HPE’s performance or that of the Designee.
The term “interest period,” with respect to the floating rate notes, means (i) the period from, and including, the most recent interest payment date for the floating rate notes (or, with respect to the initial interest period only, from and including September 15, 2025) to, but excluding, the next succeeding interest payment date for the floating rate notes or (ii) in the case of the last such period, from, and including, the interest payment date for the floating rate notes immediately preceding the maturity date to, but excluding, the maturity date.
As further described herein, the amount of interest accrued and payable on the floating rate notes for each interest period will be equal to the product of (i) the outstanding principal amount of the floating rate notes multiplied by (ii) the product of (a) the interest rate of the floating rate notes for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such interest period divided by 360.
Compounded SOFR
The interest rate on the floating rate notes for each interest period will be equal to Compounded SOFR plus the spread. “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, e.g., 9.753973% (or .09753973) being rounded down to 9.75397% (or .0975397) and 9.753978% (or .09753978) being rounded up to 9.75398% (or .0975398)):

where:
“SOFR IndexStart” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the first date of the relevant interest period;
“SOFR IndexEnd” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the interest payment date relating to such interest period; and
“dc” is the number of calendar days in the applicable Observation Period.
For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:
(1)
the SOFR Index published for such U.S. Government Securities Business Day as such value appears on the Federal Reserve Bank of New York’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(2)
if the SOFR Index specified in (1) above does not so appear, unless both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailability” provisions below.

“Interest Payment Determination Date” is the date that is two U.S. Government Securities Business Days before each interest payment date.
“Observation Period” is, in respect of each interest period for the floating rate notes, the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the Interest Payment Determination Date for such interest period.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“U.S. Government Securities Business Day” is any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the spread of 0.96% per annum.
Notwithstanding anything to the contrary in the documentation relating to the floating rate notes, if we or our Designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth herein will thereafter apply to all determinations of the rate of interest payable on the floating rate notes.
For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest payable for each interest period on the floating rate notes will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the spread.
SOFR Index Unavailability
If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the website of the Federal Reserve Bank of New York, at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the Federal Reserve Bank of New York’s Website.
Effect of Benchmark Transition Event
Benchmark Replacement. If HPE or our Designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the floating rate notes in respect of such determination on such date and for all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, HPE (or our Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.
Decisions and Determinations. Any determination, decision or election that may be made by HPE (or our Designee) pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in HPE’s (or our Designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the floating rate notes, shall become effective without consent from the holders of the floating rate notes or any other party.
Certain Defined Terms. As used herein:
“Benchmark” means, initially, Compounded SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by HPE (or our Designee) as of the Benchmark Replacement Date:
(1)
the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;
(3)
the sum of: (a) the alternate rate of interest that has been selected by HPE (or our Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by HPE (or our Designee) as of the Benchmark Replacement Date:
(1)
the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;
(3)
the spread adjustment (which may be a positive or negative value or zero) that has been selected by HPE (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “interest period” and “Observation Period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters) that HPE (or our Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if HPE (or our Designee) decides that adoption of any portion of such market practice is not administratively feasible or if HPE (or our Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as HPE (or our Designee) determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)
a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark for the floating rate notes means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our Designee after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Redemption
Optional Redemption
(i) Prior to September 15, 2027 (the maturity date of the 2027 notes) in the case of the 2027 notes, and (ii) prior to the applicable Par Call Date (as defined below) in the case of the 2028 notes and the 2030 notes, each series of fixed rate notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) as calculated by us equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 notes and the 2030 notes, as applicable, matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 10 basis points (in the case of the 2027 notes), 15 basis points (in the case of the 2028 notes) or 15 basis points (in the case of the 2030 notes), less (b) interest accrued to the date of redemption; and

(2)	100% of the principal amount of the applicable series of fixed rate notes to be redeemed;
plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the applicable Par Call Date, the 2028 notes and the 2030 notes will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date. We will calculate the redemption price.
Any redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. We will provide written notice to the Trustee on or prior to the redemption date if any such conditional redemption has been rescinded or delayed, and upon receipt the Trustee will provide such notice to each holder of the notes to be redeemed in the same manner in which the notice of redemption was given.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed, with a copy to the Trustee.
In the case of a partial redemption of a series of fixed rate notes, selection of certificated notes of such series for redemption will be made by lot. No notes of a principal amount of $2,000 or less will be redeemed in part. If any certificated note of a series is to be redeemed in part only, the notice of redemption that relates to such note of such series will state the portion of the principal amount of the note of such series to be redeemed. A new certificated note of such series in a principal amount equal to the unredeemed portion of such note of such series will be issued in the name of the holder of such note upon surrender for cancellation of the original certificated note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of DTC (or such other depositary), which may be made on a pro rata pass-through distribution of principal basis.
Unless we default in payment of the redemption price, on and after the redemption date of notes of a series, interest will cease to accrue on such notes or any portions thereof called for redemption.
The notes will not be entitled to the benefit of any sinking fund or mandatory redemption provisions. We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.
Except as described above, the fixed rate notes will not be redeemable. The floating rate notes will not be redeemable prior to maturity.
Repurchase at the Option of Holders on Certain Changes of Control
If a Change of Control Repurchase Event (as defined below) with respect to a series of notes occurs, unless, other than with respect to the floating rate notes, we have exercised our right to redeem the notes of such series as described under the caption “—Redemption—Optional Redemption,” we will, in each case, be required to make an offer to each holder of notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the transaction or event that constitutes or may constitute the Change of Control, we will send a notice to each holder to which we are required to make a repurchase offer as described above, with a copy to the Trustee, describing the transaction or event that constitutes or may constitute the Change of Control Repurchase Event and offering to repurchase the notes of the applicable series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of any such compliance.
On the Change of Control Repurchase Event payment date, we will be required, to the extent lawful, to:
•
accept for payment all notes or portions of notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered and not withdrawn; and
•
deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly send to each holder of notes properly tendered and not withdrawn the purchase price for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any such notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.
The Change of Control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.
Open Market Purchases
Hewlett Packard Enterprise or any of its affiliates may at any time and from time to time purchase notes in the open market or otherwise.
Sinking Fund
There is no provision for a sinking fund for any series of the notes.
Ranking
The notes will be unsecured and unsubordinated obligations of Hewlett Packard Enterprise and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, including under its existing revolving credit facility. Most of our assets are owned through our subsidiaries, and we depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the notes and our other debt obligations. These subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of our subsidiaries to make payments or other distributions to us and our subsidiaries could agree to contractual restrictions on their ability to make distributions. As of July 31, 2025, our consolidated subsidiaries had approximately $3.1 billion of indebtedness, excluding intercompany loans. Our indebtedness as of July 31, 2025, after giving effect to this offering, would have been approximately $26.6 billion.

Certain Covenants
Limitations on Liens
Hewlett Packard Enterprise will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any Secured Debt without in any such case effectively providing concurrently with such issuance, incurrence, creation, assumption or guarantee of any such Secured Debt, or the grant of a Mortgage with respect to any such indebtedness, that the notes (together with, if Hewlett Packard Enterprise shall so determine, any other indebtedness of or guarantee by Hewlett Packard Enterprise or such Restricted Subsidiary ranking equally with the notes and then existing or thereafter created) shall be secured equally and ratably with (or, at the option of Hewlett Packard Enterprise, prior to) such Secured Debt. The foregoing restriction with respect to Secured Debt, however, will not apply to:
(1)
Mortgages on property existing at the time of acquisition thereof by Hewlett Packard Enterprise or any Subsidiary, whether or not assumed, provided that such Mortgages were in existence prior to the contemplation of such acquisitions;

(2)
Mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such Mortgages are not incurred in anticipation of such corporation becoming a Restricted Subsidiary (which may include property previously leased by Hewlett Packard Enterprise and leasehold interests thereon, provided that the lease terminates prior to or upon the acquisition);

(3)
Mortgages on property, shares of stock or indebtedness existing at the time of acquisition thereof by Hewlett Packard Enterprise or a Restricted Subsidiary (including leases) or Mortgages thereon to secure the payment of all or any part of the purchase price thereof, or Mortgages on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of or within 12 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements, or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, or the making of such improvements;

(4)	Mortgages to secure indebtedness owing to Hewlett Packard Enterprise or to a Restricted Subsidiary;
(5)	Mortgages existing at the Issue Date;
(6)
Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Hewlett Packard Enterprise or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Hewlett Packard Enterprise or a Restricted Subsidiary, provided that such Mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

(7)
Mortgages in favor of the United States or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any State, territory or possession thereof (or the District of Columbia), (i) to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing, repairing or improving the property subject to such Mortgages or (iii) to secure taxes, assessments or other governmental charges or levies which are not yet due and payable or are payable without penalty or of which amount, applicability or validity is being contested by Hewlett Packard Enterprise and/or any Restricted Subsidiary in good faith by appropriate proceedings and Hewlett Packard Enterprise and/or such Restricted Subsidiary shall have set aside in its books reserves which it deems to be adequate with respect thereto (segregated to the extent required by generally accepted accounting principles);

(8)	Mortgages created in connection with the acquisition of assets or a project financed with, and created to secure, a Nonrecourse Obligation;
(9)
Mortgages for materialmen’s, mechanic’s, workmen’s, repairmen’s, landlord’s liens for rent, or other similar liens arising in the ordinary course of business in respect of obligations which are not yet overdue or which are being contested by Hewlett Packard Enterprise or any Restricted Subsidiary in good faith and by appropriate proceedings;

(10)
Mortgages consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto, which do not materially impair the use of such property by Hewlett Packard Enterprise or any Restricted Subsidiary in the operation of business or the value of such property for the purpose of such business; and

(11)
extensions, renewals, refinancings or replacements of any Mortgage referred to in the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10); provided, however, that any Mortgages permitted by any of the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) shall not extend to or cover any property of Hewlett Packard Enterprise or such Restricted Subsidiary, as the case may be, other than the property, if any, specified in such clauses and improvements thereto, and provided further that any refinancing or replacement of any Mortgages permitted by the foregoing clauses (7) and (8) shall be of the type referred to in such clauses (7) or (8), as the case may be.

Notwithstanding the restrictions outlined in the preceding paragraph, Hewlett Packard Enterprise or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee Secured Debt, which would otherwise be subject to such restrictions, without equally and ratably securing the notes, provided that after giving effect thereto, the aggregate amount of all Secured Debt (not including Mortgages permitted under clauses (1) through (11) above) does not exceed the greater of $2.0 billion and 10% of the Consolidated Total Assets of Hewlett Packard Enterprise as most recently determined on or prior to such date.
Limitations on Sale and Lease-Back Transactions
Hewlett Packard Enterprise will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between Hewlett Packard Enterprise and a Restricted Subsidiary or between Restricted Subsidiaries, unless: (1) Hewlett Packard Enterprise or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes as described above under “Limitations on Liens”; or (2) Hewlett Packard Enterprise shall apply an amount equal to the greater of the net proceeds of such sale and the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of such sale to either (or a combination of) the retirement (other than mandatory retirement, mandatory prepayment or sinking fund payment or by a payment at maturity) of debt for borrowed money of Hewlett Packard Enterprise or a Restricted Subsidiary that matures more than 12 months after the creation of such indebtedness or the purchase, construction or development of other comparable property.
Notwithstanding the restrictions outlined in the preceding paragraph, Hewlett Packard Enterprise or any Restricted Subsidiary will be permitted to enter into Sale and Lease-Back Transactions which would otherwise be subject to such restrictions, without applying the net proceeds of such transactions in the manner set forth in clause (2) of the preceding paragraph, provided that after giving effect thereto, the aggregate amount of such Sale and Lease-Back Transactions, together with the aggregate amount of all Secured Debt not permitted by clauses (1) through (11) under “Limitations on Liens” above, does not exceed the greater of $2.0 billion and 10% of Consolidated Total Assets of Hewlett Packard Enterprise as most recently determined on or prior to such date.
Existence
Section 1005 of the Base Indenture, as modified below, shall apply to the notes:
Subject to Article Eight, the Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its legal existence.
Maintenance of Properties
Section 1006 of the Base Indenture shall not apply to the notes.
Calculation of Original Issue Discount
Section 1011 of the Base Indenture shall not apply to the notes.

Consolidation, Merger and Sale of Assets
Hewlett Packard Enterprise shall not consolidate with or merge into any other Person (in a transaction in which Hewlett Packard Enterprise is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:
(1)
in case Hewlett Packard Enterprise shall consolidate with or merge into another Person (in a transaction in which Hewlett Packard Enterprise is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which Hewlett Packard Enterprise is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of Hewlett Packard Enterprise substantially as an entirety shall be a corporation, limited liability company, partnership, trust or other business entity, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the Indenture on the part of Hewlett Packard Enterprise to be performed or observed;

(2)
immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(3)
Hewlett Packard Enterprise has delivered to the Trustee an Officers’ Certificate (as defined in the Indenture) and an Opinion of Counsel (as defined in the Indenture), each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Events of Default
The Indenture will define an “Event of Default” with respect to any series of notes as being:
(1)	failure to pay principal of or any premium on that series of notes when due;
(2)	failure to pay any interest on that series of notes when it becomes due and payable, and continuance of such default for a period of 30 days;
(3)
failure to perform any other covenant or warranty in the Indenture, including the failure to make the required offer to purchase notes following a Change of Control Repurchase Event, if that failure continues for 90 days after we are given the notice required under the Indenture; or

(4)	our bankruptcy, insolvency or reorganization.
An Event of Default of one series of notes is not necessarily an Event of Default for any other series of notes.
If an Event of Default, other than an Event of Default described in clause (4) above, shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of a series may declare the principal amount of the notes of that series to be due and payable immediately (such declaration, an “acceleration”). If an Event of Default described in clause (4) above shall occur, the principal amount of all the notes will automatically become immediately due and payable.
After acceleration and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes of that series, under certain circumstances, by written notice to us and the Trustee, may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.
Subject to its required standard of care during an Event of Default, the Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the Trustee indemnity satisfactory to it. Generally, the holders of a majority in aggregate principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to that series.

A holder will not have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:
(1)	the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes of that series;
(2)
the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made a written request and have offered reasonable indemnity to the Trustee to institute the proceeding;

(3)	the holder or holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; and
(4)
the Trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding notes of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any series of notes on or after the due date without following the procedures listed in (1) through (4) above.
We will furnish the Trustee with an annual statement by our officers as to whether or not we are in default in the performance of the Indenture and, if so, specifying all known defaults. We will also notify the Trustee promptly upon our becoming aware of a default.
Modification and Waiver
The provisions of the Indenture relating to modifications and amendments to and waivers under the Indenture described under the caption “Description of the Debt Securities—Modification and Waiver” in the accompanying prospectus will apply to the notes.
Satisfaction and Discharge; Defeasance
We may be discharged from our obligations on the debt securities of any series when:
(1)	either:
(a)
all of the debt securities of that series that have been authenticated and delivered (except lost, stolen or destroyed securities which have been replaced or paid and securities for whose payment money has been held in trust) have been cancelled or delivered to the Trustee for cancellation; or

(b)
all of the debt securities of that series not cancelled or delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year, or (iii) are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the Trustee cash, U.S. government obligations or a combination thereof sufficient to pay all the principal, interest and any premium due to the date of such deposit or the stated maturity date or redemption date of the debt securities, as the case may be;

(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the debt securities of such series; and
(3)
we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to the debt securities of such series have been complied with.

The Indenture contains a provision that permits us to elect either or both of the following:
•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and
•	to be released from our obligations under the following covenants and from the consequences of an Event of Default resulting from a breach of these and a number of other covenants:
(1)	the limitations on sale and lease-back transactions under the Indenture;
(2)	the limitations on liens under the Indenture; and

(3)	covenants as to payment of taxes.
To make either of the above elections, we must deposit in trust with the Trustee cash, U.S. government obligations or a combination thereof sufficient to pay in full the principal, interest and any premium on the debt securities of such series. As a condition to either of the above elections, we must deliver to the Trustee an opinion of counsel that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related defeasance. In addition, we are required to deliver to the Trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.
If any of the above events occur, the holders of the debt securities of such series will not be entitled to the benefits of the Indenture, except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and, if applicable, conversion and exchange of debt securities.
Governing Law
The Indenture and the notes will be governed by, and construed under, the laws of the State of New York.
Regarding the Trustee
In the event the Trustee shall become a creditor of the Issuer, it shall be subject to Section 311 of the Trust Indenture Act.
The Trustee is permitted to engage in certain other transactions. If the Trustee acquires any conflicting interest, however, and there is a default under the notes of any series for which it is acting as trustee, the Trustee must eliminate the conflict or resign. Affiliates of The Bank of New York Mellon Trust Company, National Association have performed and continue to perform services for us or our affiliates in the normal course of business.
Payment and Paying Agents
The provisions described under the caption “Description of the Debt Securities—Payment and Paying Agents” in the accompanying prospectus will apply to the notes.
Exchange and Transfer
The provisions described under the caption “Description of the Debt Securities—Exchange and Transfer” in the accompanying prospectus will apply to the notes.
Certain Definitions
“Attributable Debt” means, in respect of a Sale and Lease-Back Transaction involving a Principal Property, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of each series outstanding pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the net amount determined assuming no such termination.
“Below Investment Grade Rating Event” means, with respect to a series of the notes, the rating on such notes is lowered by each of the Rating Agencies, and such notes are rated below Investment Grade by each of the Rating Agencies, within 60 days from the earlier of (1) the date of the public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by any of the Rating

Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a lowering in rating by each of the Rating Agencies will be deemed not to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) unless each of the Rating Agencies lowering its rating announces or publicly confirms that such lowering was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event). The Trustee shall have no obligation or duty to monitor the ratings of the notes or determine or verify the determination of whether a Below Investment Grade Rating Event has occurred.
“Board of Directors” means either the Board of Directors of Hewlett Packard Enterprise or any duly authorized committee empowered by that Board of Directors or the executive committee thereof to act with respect to the Indenture.
“Business Day” for all purposes related to the notes means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.
“Change of Control” means the occurrence of any of the following:
(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries;

(2)
the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed to be a beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

(3)
we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; or

(4)	the adoption by us of a plan providing for our liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b) (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (z) immediately following that transaction, no person (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Consolidated Total Assets” means, as of the time of determination, total assets as reflected on our most recent consolidated balance sheet prepared as of the end of a fiscal quarter in accordance with generally accepted accounting principles in the United States of America (“GAAP”) which we shall have most recently filed with the SEC (or, if we are not required to so file, as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP) prior to the time at which Consolidated Total Assets is being determined (the last day of such fiscal quarter, the “Calculation Reference Date”). The calculation of Consolidated Total Assets shall give pro forma effect to any acquisition by us or disposition of assets of ours or any of our Subsidiaries involving the payment or receipt by us or any of our Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $500 million that has occurred since the Calculation Reference Date, as if such acquisition or disposition had occurred on the Calculation Reference Date.
“Fitch” means Fitch Ratings Inc. and its successors.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Issue Date” means the earliest date on which any notes were issued under the Indenture.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means a mortgage, security interest, pledge, lien, charge or other encumbrance.
“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by Hewlett Packard Enterprise or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of Hewlett Packard Enterprise or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to Hewlett Packard Enterprise or any Restricted Subsidiary or any assets of Hewlett Packard Enterprise or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“Par Call Date” means, (i) with respect to the 2028 notes, August 15, 2028; and (ii) with respect to the 2030 notes, September 15, 2030.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of any kind.
“Principal Property” means the land, land improvements, buildings and fixtures owned by us or a Restricted Subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and has a book value in excess of 1.00% of our Consolidated Total Assets as of the determination date. Principal Property does not include any property that our Board of Directors has determined in good faith not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole.
“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
“Restricted Subsidiary” means any Subsidiary which owns any Principal Property; provided, however, that the term “Restricted Subsidiary” shall not include (a) any Subsidiary which is principally engaged in financing receivables, or which is principally engaged in financing Hewlett Packard Enterprise’s operations outside the United States of America; or (b) any Subsidiary less than 80% of the voting stock of which is owned, directly or indirectly, by Hewlett Packard Enterprise or by one or more other Subsidiaries, or by Hewlett Packard Enterprise and one or more other Subsidiaries, if the common stock of such Subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or in the over-the-counter market.
“S&P” means S&P Global Ratings and its successors.
“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by Hewlett Packard Enterprise or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by Hewlett Packard Enterprise or such Restricted Subsidiary to such person.

“Secured Debt” means any debt for borrowed money secured by a Mortgage upon any Principal Property of Hewlett Packard Enterprise or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired).
“Subsidiary” means a corporation of which at least 66 2/3% of the outstanding voting stock of such corporation is at the time owned, directly or indirectly, by Hewlett Packard Enterprise or by one or more other Subsidiaries, or by Hewlett Packard Enterprise and one or more other Subsidiaries, and the accounts of which are consolidated with those of Hewlett Packard Enterprise in its most recent consolidated financial statements in accordance with generally accepted accounting principles. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
“Treasury Rate” means, with respect to any redemption date for any notes of a series, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate applicable to such redemption shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, HPE shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (in the case of the 20  notes and the 20  notes) or the maturity date of the notes (in the case of the 20  notes) (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date (in the case of the 20  notes and the 20  notes) or the maturity date of the notes (in the case of the 20  notes) on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate applicable to such redemption based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date (in the case of the 2028 notes and the 2030 notes) or the maturity date of the notes (in the case of the 2027 notes), as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date (in the case of the 2028 notes and the 2030 notes) or the maturity date of the notes (in the case of the 2027 notes) but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date (in the case of the 2028 notes and the 2030 notes) or the maturity date of the notes (in the case of the 2027 notes), one with a maturity date preceding the applicable Par Call Date (in the case of the 2028 notes and the 2030 notes) or the maturity date of the notes (in the case of the 2027 notes) and one with a maturity date following the applicable Par Call Date (in the case of the 2028 notes and the 2030 notes) or the maturity date of the notes (in the case of the 2027 notes), we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date (in the case of the 2028 notes and the 2030 notes) or the maturity date of the notes (in the case of the 2027 notes). If there are two or more United States Treasury securities maturing on the applicable Par Call Date (in the case of the 2028 notes and the 2030 notes) or the maturity date of the notes (in the case of the 2027 notes) or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the applicable Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. We will notify the Trustee of the redemption price promptly after the calculation thereof and the Trustee shall have no duty to determine, or verify the calculation of, the redemption price.
“Voting Stock” means, with respect to any person as of any date, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
Book-Entry Notes
We have obtained the information in this section or in the accompanying prospectus concerning The Depository Trust Company, Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
The Depositary, Clearstream and Euroclear. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Upon issuance, the notes will be represented by one or more fully registered global securities. Each global security will be deposited with The Depository Trust Company, as depositary, and registered in the name of Cede & Co. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of such depositary. Investors may elect to hold interests in the global securities through:
•	the depositary in the United States; or
•
in Europe, (i) Clearstream Banking, société anonyme, referred to in this prospectus supplement as Clearstream, or (ii) Euroclear Bank S.A./N.V., as operator of the Euroclear System, referred to in this prospectus supplement as Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the depositary.
Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations, referred to in this prospectus supplement as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.
Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.
Euroclear is operated by Euroclear Bank S.A./N.V., referred to in this prospectus supplement in such role as the Euroclear operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, referred to in this prospectus supplement as the cooperative. All operations are conducted by Euroclear Bank S.A./N.V., and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank S.A./N.V., not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Securities clearance accounts and cash accounts with Euroclear Bank S.A./N.V. are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian laws (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank S.A./N.V. acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions with respect to beneficial interests in the notes held through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Bank S.A./N.V. and by Euroclear.
Global Clearance and Settlement Procedures. Initial settlement for the notes will be made in immediately available funds. Secondary market trading between the depositary participants will occur in the ordinary way in accordance with the depositary’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through the depositary, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other hand, will be effected in the depositary in accordance with the depositary’s rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositary.
Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and will be credited the business day following the depositary settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a depositary participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the depositary.
Although the depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder, rulings and judicial decisions as of the date hereof, all of which may be changed, possibly with retroactive effect. This summary also assumes that a “substantial amount” of the notes, within the meaning of Treasury Regulation Section 1.1273-2(a)(1), are deemed to be issued for money.
This summary applies to you only if you acquire the notes for cash in this offering at the offering price indicated on the cover page of this prospectus supplement and hold the notes as capital assets within the meaning of Section 1221 of the Code.
This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, and it does not address state, local, non-U.S., alternative minimum or non-income tax considerations that may be applicable to you. Further, this summary does not deal with holders that may be subject to special tax rules, including, but not limited to, insurance companies; tax-exempt entities; banks and other financial institutions; thrifts; regulated investment companies; real estate investment trusts; dealers in securities or currencies; U.S. Holders (as described below) whose functional currency is not the U.S. dollar; certain U.S. expatriates; holders who hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated transaction for U.S. federal income tax purposes; controlled foreign corporations; foreign personal holding companies; passive foreign investment companies; traders in securities that elect to use a mark-to-market method of accounting; pass-through entities (or owners in pass-through entities); persons who hold notes in retirement plans or tax-deferred accounts; or persons subject to special tax accounting rules under Section 451(b) of the Code. This summary does not address the tax consequences of the acquisition, ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered in connection therewith). You should consult your own tax advisor as to the particular tax consequences to you of acquiring, holding or disposing of the notes.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of notes that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons within the meaning of the Code have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person within the meaning of the Code.
For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of notes that is neither a U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership that beneficially owns notes or a partner in such a partnership, you should consult your own tax advisor as to the particular U.S. federal income tax consequences applicable to you of the acquisition, ownership and disposition of the notes.
We urge you to consult your tax advisor concerning the tax consequences of the acquisition, ownership and disposition of the notes, including any U.S. federal tax consequences and the tax consequences under the laws of any foreign, state, local or other taxing jurisdictions and the possible effects of changes in U.S. federal or other tax laws.
Payments under Certain Events
We may be required, in certain circumstances, to pay amounts on the notes in addition to the stated principal amount of and interest on the notes (e.g., payments described above under the headings “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control” and “Description of the

Notes—Redemption—Optional Redemption”). Although the issue is not free from doubt, we intend to take the position (and this discussion assumes) that the possibility of payment of such amounts does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations.
Our determination that the notes are not contingent payment debt instruments is binding on a holder, unless such holder explicitly discloses to the Internal Revenue Service (the “IRS”) on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a holder may be required to accrue interest income on the notes based upon a comparable yield, regardless of the holder’s method of accounting. In addition, any gain on the sale, exchange, redemption, retirement or other taxable disposition of the notes would be recharacterized as ordinary income. Holders of notes should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.
U.S. Holders
Interest
The following discussion assumes that the notes will be issued with less than a de minimis amount (as set forth in the Code and applicable Treasury Regulations) of original issue discount. In such case, interest on a note will generally be taxable to you as ordinary interest income as it accrues or is received by you in accordance with your regular method of accounting for U.S. federal income tax purposes.
Sale, Exchange, Redemption or Other Taxable Dispositions of Notes
Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of the cash and the fair market value of any property you receive on the sale or other taxable disposition (less an amount attributable to any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included as income), and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to your cost for the note.
Such gain or loss will generally be treated as capital gain or loss and will be treated as long-term capital gain or loss if your holding period in the note exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. You should consult your tax advisor regarding the deductibility of capital losses in light of your particular circumstances.
Information Reporting and Backup Withholding
You will also be subject to information reporting with respect to payments on the notes and proceeds from the sale or other disposition of the notes, unless you are an exempt recipient and appropriately establish that exemption.
U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) may apply to payments on the notes and proceeds from the sale or other disposition of the notes unless you provide a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you are exempt from the backup withholding rules and appropriately establish that exemption. A U.S. Holder who does not provide the applicable withholding agent with the correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders
Interest
Subject to the discussions regarding effectively connected income and backup withholding below, payments of interest on the notes to you will not be subject to U.S. federal income or withholding tax, provided that:
•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business;
•	you are not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and
•	you meet certain certification requirements.
You will satisfy these certification requirements if you certify on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other suitable substitute form or other applicable form as the IRS may prescribe, under penalties of perjury, that you are not a United States person within the meaning of the Code, provide your name and address and timely deliver such form to the applicable withholding agent. If you hold a note through a foreign partnership or intermediary, you and the foreign partnership or intermediary must satisfy certification requirements of applicable Treasury regulations. Special certification rules will apply to you if you are a pass-through entity.
If you cannot satisfy the requirements described above, payments of interest that are not effectively connected income (as discussed below) will be subject to a 30% U.S. federal withholding tax, unless you provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty to the applicable withholding agent and any other applicable procedures are complied with. You should consult your own tax advisor regarding your entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.
Sale, Exchange or Other Taxable Dispositions of Notes
Subject to the discussion of backup withholding below, generally, you will not be subject to U.S. federal income tax on the gain you realize (other than any amount allocable to accrued and unpaid interest, which would be treated as interest and subject to the rules discussed under “—Non-U.S. Holders—Interest” or “—Non-U.S. Holders—Effectively Connected Income,” as applicable) on any sale, exchange or other taxable disposition of a note, unless:
•	the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable treaty is attributable to a U.S. permanent establishment); or
•	you are an individual and have been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.
If the gain derived from the sale, exchange or other taxable disposition is described in the first bullet point above, you will be subject to tax in the manner described below under “—Non-U.S. Holders—Effectively Connected Income.” If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange or other taxable disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.
Effectively Connected Income
If interest or gain recognized on a note is effectively connected with your conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base), then such interest or gain will generally be subject to U.S. federal income tax on a net basis at regular individual graduated or corporate U.S. federal income tax rates. In addition, if you are a corporation, you may be subject to an additional “branch profits” tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable income tax treaty. Any such effectively connected interest will not be subject to the U.S. federal withholding tax discussed above under “—Non-U.S. Holders—Interest” if you provide the applicable withholding agent with a properly completed and executed IRS Form W-8ECI.

Information Reporting and Backup Withholding
Payments of interest, and proceeds of a sale or other taxable disposition of the notes to you may be subject to information reporting and U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) unless you provide the certification described above under either “—Non-U.S. Holders—Interest” or “—Non-U.S. Holders—Effectively Connected Income,” as applicable, or otherwise establish an exemption. Backup withholding is not an additional tax and may be refunded or allowed as a credit against your U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner. In addition, the applicable withholding agent generally will be required to file information returns with the IRS reporting interest payments on the notes to you, even if you provide the certification described above. Copies of the information returns may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending on a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal and other tax laws.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase and holding of the notes by (1) “employee benefit plans” (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are subject to Title I of ERISA, including collective investment funds and similar arrangements, (2) employee benefit plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and (3) entities whose underlying assets are considered to include “plan assets” (as defined in Section 3(42) of ERISA) of any such plan, account or arrangement (each, a “Plan”). The following summary is based upon current provisions of ERISA, the Code, applicable regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment by a Plan in the notes, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” (within the meaning of Section 3(14) ERISA) or “disqualified persons” (within the meaning of Section 4975 of the Code), unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes by an ERISA Plan with respect to which any of HPE, the underwriters or any of their respective affiliates is considered a party in interest or a disqualified person may constitute, or result in, a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (each, a “PTCE”) that may apply to the acquisition and holding of the notes. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a statutory exemption for certain transactions with non-fiduciary service providers. Fiduciaries of ERISA Plans considering acquiring and/or holding the notes in reliance on a PTCE or statutory exemption should consult with counsel and carefully review the PTCE or statutory exemption to ensure that it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Representation and Warranty
Accordingly, by its acceptance of notes, each purchaser and subsequent transferee of notes (or any interest therein) will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes (or any interest therein) constitutes assets of any Plan or (ii) the purchase or holding of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

THE FOREGOING DISCUSSION IS GENERAL IN NATURE AND IS NOT INTENDED TO BE A COMPREHENSIVE SUMMARY AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE. DUE TO THE COMPLEXITY OF THE APPLICABLE RULES AND THE PENALTIES THAT MAY BE IMPOSED UPON PERSONS INVOLVED IN NON-EXEMPT PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT FIDUCIARIES, OR OTHER PERSONS CONSIDERING PURCHASING THE NOTES ON BEHALF OF, OR WITH THE ASSETS OF, ANY PLAN, CONSULT WITH THEIR LEGAL COUNSEL AND TAX, FINANCIAL AND OTHER ADVISORS REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH INVESTMENT AND WHETHER AN EXEMPTION WOULD BE APPLICABLE TO THE PURCHASE AND HOLDING OF THE NOTES, VIEWING THESE IMPLICATIONS IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

UNDERWRITING
Under the terms and conditions contained in an underwriting agreement dated September 8, 2025, we have agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and NatWest Markets Securities Inc. are acting as representatives, and each underwriter has agreed severally and not jointly to purchase the following principal amount of each series of notes listed next to its name in the following table:

Underwriter	Principal Amount of 2027 Notes	Principal Amount of Floating Rate Notes	Principal Amount of 2028 Notes	Principal Amount of 2030 Notes
Citigroup Global Markets Inc.	$146,250,000	$48,750,000	$138,125,000	$138,125,000
Deutsche Bank Securities Inc.	$146,250,000	$48,750,000	$138,125,000	$138,125,000
HSBC Securities (USA) Inc.	$146,250,000	$48,750,000	$138,125,000	$138,125,000
NatWest Markets Securities Inc.	$146,250,000	$48,750,000	$138,125,000	$138,125,000
BNP Paribas Securities Corp.	$27,494,000	$9,165,000	$25,966,000	$25,966,000
BofA Securities, Inc.	$27,494,000	$9,165,000	$25,966,000	$25,966,000
J.P. Morgan Securities LLC	$27,494,000	$9,165,000	$25,966,000	$25,966,000
Mizuho Securities USA LLC	$27,494,000	$9,165,000	$25,966,000	$25,966,000
Wells Fargo Securities, LLC	$27,494,000	$9,165,000	$25,966,000	$25,966,000
Barclays Capital Inc.	$21,209,000	$7,070,000	$20,031,000	$20,031,000
Santander US Capital Markets LLC	$21,209,000	$7,070,000	$20,031,000	$20,031,000
SG Americas Securities, LLC	$21,209,000	$7,070,000	$20,031,000	$20,031,000
TD Securities (USA) LLC	$21,209,000	$7,070,000	$20,031,000	$20,031,000
Goldman Sachs & Co. LLC	$14,532,000	$4,844,000	$13,725,000	$13,725,000
ING Financials Markets LLC	$14,532,000	$4,844,000	$13,725,000	$13,725,000
Loop Capital Markets LLC	$14,532,000	$4,844,000	$13,725,000	$13,725,000
U.S. Bancorp Investments, Inc.	$14,532,000	$4,844,000	$13,725,000	$13,725,000
ANZ Securities, Inc.	$6,914,000	$2,303,000	$6,530,000	$6,530,000
CIBC World Markets Corp.	$6,913,000	$2,304,000	$6,529,000	$6,529,000
Credit Agricole Securities (USA) Inc.	$6,913,000	$2,304,000	$6,529,000	$6,529,000
Oversea-Chinese Banking Corporation Limited	$6,913,000	$2,304,000	$6,529,000	$6,529,000
Standard Chartered Bank	$6,913,000	$2,304,000	$6,529,000	$6,529,000
Total	$900,000,000	$300,000,000	$850,000,000	$850,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes offered by us if any are purchased.
The underwriters propose to offer the notes initially at the public offering prices on the cover page of this prospectus supplement and may offer the notes to selected broker-dealers at that price less a concession of 0.060% of the principal amount per note in the case of the 2027 notes, 0.150% of the principal amount per note in the case of the floating rate notes, 0.150% of the principal amount per note in the case of the 2028 notes and 0.200% of the principal amount per note in the case of the 2030 notes. The underwriters and selected broker-dealers may allow a discount on sales to other broker-dealers of 0.040% of such principal amount in the case of the 2027 notes, 0.050% of such principal amount in the case of the floating rate notes, 0.050% of such principal amount in the case of the 2028 notes and 0.125% of such principal amount in the case of the 2030 notes. After the initial public offering of the notes, the public offering prices and concessions to broker-dealers and other selling terms with respect thereto may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
Certain of the underwriters may not be U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.
Oversea-Chinese Banking Corporation Limited is restricted in its securities dealings in the United States and will not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, OCBC shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. OCBC shall offer and sell the notes constituting part of its allotment solely outside the United States.
Each series of notes is a new issue of securities with no established trading market. The notes will not be listed on any securities exchange, and we do not intend to apply for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of, or the trading markets for, the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the markets for similar securities, our operating performance and financial condition, general economic conditions and other factors.
The following table shows the amount of the underwriting discounts provided to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
2027 Notes	0.100%	$900,000
Floating Rate Notes	0.200%	$600,000
2028 Notes	0.200%	$1,700,000
2030 Notes	0.350%	$2,975,000

We estimate that our out-of-pocket expenses (not including the underwriting discounts) for this offering will be approximately $8.1 million.
We expect that delivery of the notes will be made against payment therefor on or about September 15, 2025, which is the fifth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the first business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriters may be required to make in that respect.
The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids, in accordance with Regulation M under the Exchange Act, as described below:
•	Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.
•	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specified maximum.
•	Syndicate covering transactions involve purchases of notes in the open market after the distribution of such notes has been completed in order to cover syndicate short positions.
•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of any series of notes to be higher than it would otherwise be in the absence of such transactions.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, and they have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
The notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.
Each of the underwriters has agreed that it will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the underwriting agreement.
Holders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the notes were purchased. These taxes and charges are in addition to the respective public offering price set forth on the cover page.
Selling Restrictions
Notice to the Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Notice to the Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.
In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) high net worth entities or persons falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “Relevant Persons.” In the United Kingdom, the notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents.
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.
Notice to the Prospective Investors in Hong Kong
This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The securities to be sold under this prospectus supplement may not be offered or sold by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance; or (b) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance.
Notice to the Prospective Investors in Taiwan
The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Notice to the Prospective Investors in Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any of the notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to the Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material has not been circulated or distributed, nor will it be circulated or distributed in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to the Prospective Investors in Switzerland
This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, us, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

VALIDITY OF THE NOTES
The validity of the notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.
EXPERTS
The consolidated financial statements of Hewlett Packard Enterprise Company appearing in Hewlett Packard Enterprise Company’s Annual Report (Form 10-K) for the year ended October 31, 2024, and the effectiveness of Hewlett Packard Enterprise Company’s internal control over financial reporting as of October 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Juniper Networks, Inc. appearing in Juniper Networks, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024 (including the schedule appearing therein), and the effectiveness of Juniper Networks, Inc.’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Information about us, including our SEC filings, is also available on our website at http://www.hpe.com, however, that information is not a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, as applicable, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus, as applicable. We incorporate by reference into this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless Hewlett Packard Enterprise specifically states in such Current Report that such information is to be considered “filed” under the Exchange Act or Hewlett Packard Enterprise incorporates it by reference into a filing under the Securities Act or the Exchange Act):
•
Hewlett Packard Enterprise’s Annual Report on Form 10-K for the year ended October 31, 2024, filed on December 19, 2024, including the portions of Hewlett Packard Enterprise’s Definitive Proxy Statement on Schedule 14A filed on February 12, 2025 that are incorporated by reference into Part III of such Annual Report on Form 10-K;

•
Hewlett Packard Enterprise’s Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2025, April 30, 2025 and July 31, 2025, filed on March 7, 2025, June 4, 2025 and September 4, 2025, respectively; and

•
Hewlett Packard Enterprise’s Current Reports on Form 8-K filed on November 5, 2024, March 6, 2025 (Item 2.05 only), April 4, 2025, July 2, 2025 (Items 2.01 and 8.01 only), July 16, 2025 (Items 1.01 and 5.02 only), August 18, 2025 and September 5, 2025 (Amendment No. 1).

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389
Attn: Investor Relations
(678) 259-9860

Prospectus Hewlett Packard Enterprise Company

Hewlett Packard Enterprise Company
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
PURCHASE CONTRACTS
GUARANTEES
UNITS
We may offer from time to time, in one or more offerings, debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, guarantees and units consisting of any of these securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms and prices of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents involved in the sale of any securities and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sale of those securities. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.
Our common stock is listed on the New York Stock Exchange under the symbol “HPE.”
Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.
Our principal executive offices are located at 1701 East Mossy Oaks Road, Spring, Texas 77389, and our telephone number at that location is (678) 259-9860.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

December 22, 2023

Prospectus

ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf” registration statement that we have filed with the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus.
This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below, including a description of our business, in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”
We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.
Except as otherwise noted, references in this prospectus to “Hewlett Packard Enterprise,” “we,” “us” and “our” are to Hewlett Packard Enterprise Company, a Delaware corporation, and its consolidated subsidiaries.
ABOUT THE COMPANY
We are a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze, and act upon data seamlessly from edge to cloud. We enable customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. Our customers range from small-and-medium-sized businesses to large global enterprises and governmental entities. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.

FORWARD-LOOKING STATEMENTS
This prospectus, the prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by Hewlett Packard Enterprise may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Hewlett Packard Enterprise Company and its consolidated subsidiaries (“Hewlett Packard Enterprise”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. The words “believe,” “expect,” “anticipate,” “intend,” “will,” “estimates,” “may,” “likely,” “could,” “should” and similar expressions are intended to identify such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any anticipated financial or operational benefits associated with the recent segment realignment; any projections, estimations, or expectations of revenue, margins, expenses (including stock-based compensation expenses), investments, effective tax rates, interest rates, the impact of tax law changes and related guidance and regulations, net earnings, net earnings per share, cash flows, liquidity and capital resources, inventory, goodwill, impairment charges, hedges and derivatives and related offsets, order backlog, benefit plan funding, deferred tax assets, share repurchases, currency exchange rates, repayments of debts including our asset-backed debt securities, or other financial items; recent amendments to accounting guidance and any potential impacts on our financial reporting therefrom; any projections or estimations of orders, including as-a-service orders; any projections of the amount, execution, timing, and results of any transformation or impact of cost savings, restructuring plans, including estimates and assumptions related to the anticipated benefits, cost savings, or charges of implementing such transformation and restructuring plans; any statements of the plans, strategies, and objectives of management for future operations, as well as the execution of corporate transactions or contemplated acquisitions and dispositions (including disposition of our H3C shares and the receipt of proceeds therefrom), research and development expenditures, and any resulting benefit, cost savings, charges, or revenue or profitability improvements; any statements concerning the expected development, performance, market share, or competitive performance relating to products or services; any statements concerning technological and market trends, the pace of technological innovation, and adoption of new technologies, including artificial intelligence and other products and services offered by Hewlett Packard Enterprise; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Hewlett Packard Enterprise and its financial performance, including but not limited to demand for our products and services, and access to liquidity due to financial sector volatility, and our actions to mitigate such impacts to our business; the scope and curation of outbreaks, epidemics, pandemics, or public health crises, and the ongoing conflicts between Russia and Ukraine and Israel and Hamas, our actions in response thereto, and their impacts on our business, operations, liquidity and capital resources, employees, customers, partners, supply chain, financial results, and the world economy; any statements regarding future regulatory trends and the resulting legal and reputational exposure, including but not limited to those relating to environmental, social, and governance issues; any statements regarding pending investigations, claims, or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties, and assumptions include the need to address the many challenges facing Hewlett Packard Enterprise’s businesses; the competitive pressures faced by Hewlett Packard Enterprise’s businesses; risks associated with executing Hewlett Packard Enterprise’s strategy; the impact of macroeconomic and geopolitical trends and events, including but not limited to supply chain constraints, the inflationary environment, the ongoing conflicts between Russia and Ukraine and between Israel and Hamas, and the relationship between China and the U.S.; the need to effectively manage third-party suppliers and distribute Hewlett Packard Enterprise’s products and services; the protection of Hewlett Packard Enterprise’s intellectual property assets, including intellectual property licensed from third parties and intellectual property shared with its former parent; risks associated with Hewlett Packard Enterprise’s international operations (including from public health crises, such as pandemics or epidemics, and geopolitical events, such as, but not limited to, those mentioned above); the development of and transition to new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends (including the desirability of a unified hybrid cloud offering); the execution of Hewlett Packard Enterprise’s ongoing transformation and mix shift of its portfolio of offerings; the execution and performance of contracts by Hewlett Packard Enterprise and its suppliers, customers, clients, and partners, including any impact thereon resulting from macroeconomic or geopolitical events, such as, but not limited to, those mentioned above; the prospect of a shutdown of the U.S. federal government; the hiring and retention of key employees; the execution, integration, consummation, and other risks associated with business combination, disposition, and investment transactions; the impact of changes to privacy, cybersecurity, environmental, global trade, and other governmental regulations; changes in our product, lease, intellectual property, or real estate portfolio; the payment or non-payment of a dividend for any period; the efficacy of using non-GAAP, rather than GAAP, financial measures in business projections and planning; the judgments required in connection with determining revenue recognition; impact of company policies and related compliance; utility of segment realignments; allowances for recovery of receivables and warranty obligations; provisions for, and resolution of, pending investigations, claims, and disputes; the impacts of tax law changes and related guidance or regulations; and other risks that are described herein, including but not limited to the items discussed or referenced in “Risk Factors” in Item 1A of Part I of the Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and that are otherwise described or updated from time to time in Hewlett Packard Enterprise’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and in other filings made with the Securities and Exchange Commission. Hewlett Packard Enterprise assumes no obligation and does not intend to update these forward-looking statements, except as required by applicable law.
USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, repurchases of outstanding shares of common stock, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF THE DEBT SECURITIES
This section describes the general terms and provisions of any senior debt securities and subordinated debt securities (together, the “debt securities”) that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the material terms of that particular series and the extent to which the general terms and provisions contained herein apply to that particular series.
General
The debt securities will either be our senior debt securities or our subordinated debt securities. We expect to issue the debt securities under one or more separate indentures between us and The Bank of New York Mellon Trust Company, N.A., as trustee. Senior debt securities will be issued under a senior indenture, dated as of October 9, 2015, and subordinated debt securities will be issued under a subordinated indenture, to be entered into later (together with the senior indenture, the “indentures”). For additional information, you should look at the Senior Indenture dated October 9, 2015 filed as an exhibit to the registration statement of which this prospectus forms a part and the form of subordinated indenture filed as an exhibit to the registration statement of which this prospectus forms a part. In this description of the debt securities, the words “we,” “us” or “our” refer only to Hewlett Packard Enterprise and not to any of our subsidiaries.
Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened for issuance of additional debt securities of such series without notice to existing holders of debt securities of that series.
Terms of a Particular Series
Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:
•	whether the debt securities are senior or subordinated;
•	the offering price;
•	the title;
•	any limit on the aggregate principal amount;
•	the person who shall be entitled to receive interest, if other than the record holder on the record date;
•	the date the principal will be payable;
•	the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates;
•	the interest rate, if any, payable on overdue installments of principal, premium or interest;
•	the place where payments shall be made;
•	any mandatory or optional redemption provisions;
•	if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula;
•
if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;
•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, that the amount payable will be deemed to be the principal amount;
•	any defeasance provisions if different from those described below under “Satisfaction and Discharge-Defeasance;”

•	any conversion or exchange provisions;
•	whether the debt securities will be issuable in the form of a global security and, if so, the identity of the depositary with respect to such global security;
•	any subordination provisions if different from those described below under “Subordinated Debt Securities;”
•	any paying agents, authenticating agents or security registrars;
•	any guarantees on the debt securities;
•	any security for any of the debt securities;
•	any deletions of, or changes or additions to, the events of default or covenants; and
•	any other specific terms of such debt securities.
Unless otherwise specified in the prospectus supplement:
•	the debt securities will be registered debt securities; and
•	registered debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.
Debt securities may be issued as original issue discount debt securities and sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. If we issue these debt securities, the prospectus supplement relating to such series of debt securities will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own tax and financial advisors on these important matters.
Unless we specify otherwise in the applicable prospectus supplement relating to such series of debt securities, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.
Exchange and Transfer
Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.
In the event of any potential redemption of debt securities of any series in part, we will not be required to:
•
issue, register the transfer of, or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of sending a notice of redemption and ending at the close of business on the day of the transmission; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.
We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents, change transfer agents or change the office of the transfer agent, change any security registrar or act as security registrar. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
Global Securities
The debt securities of any series may be represented, in whole or in part by one or more global securities. Each global security will:
•	be registered in the name of a depositary that we will identify in a prospectus supplement;
•	be deposited with the depositary or nominee or custodian; and
•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee, referred to as certificated debt securities, unless:
•
the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary and a successor depositary is not appointed by us within 90 days;

•	an event of default is continuing; or
•	any other circumstances described in a prospectus supplement have occurred permitting the issuance of certificated debt securities.
As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:
•	entitled to have the debt securities registered in their names;
•	entitled to physical delivery of certificated debt securities; and
•	considered to be holders of those debt securities under the indenture.
Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.
Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.
Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.
Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither the trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.
Payment and Paying Agents
Unless otherwise indicated in the prospectus supplement:
•	payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date; and
•	payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.
At our option, however, we may pay interest by mailing a check to the record holder.
The corporate trust office of the trustee will initially be designated as our sole paying agent. We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.
All monies paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of 10 business days prior to the date the money would be turned over to the state, or at the end of two years after the payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets
We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:
•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;
•	the successor assumes our obligations on the debt securities and under the indentures;
•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and
•	certain other conditions are met.
Events of Defaults
Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:
(1)	failure to pay principal of or any premium on any debt security of that series at its maturity;
(2)	failure to pay any interest on any debt security of that series when due and payable, if that failure continues for 30 days;
(3)	failure to make any sinking fund payment when due and payable, if that failure continues for 30 days;
(4)	failure to perform any other covenant in the indenture, if that failure continues for 90 days after we are given the notice of the failure required in the indenture;
(5)	certain events of bankruptcy, insolvency or reorganization; and
(6)	any other event of default specified in the prospectus supplement.
An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.
If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount (or, if the debt securities of the series are original issue discount debt securities, the portion of the principal amount as may be specified in the terms of the series) of the debt securities of that series to be due and payable immediately. If an event of default described in clause (5) above shall occur, the principal amount (or, if the debt securities of the series are original issue discount debt securities, the portion of the principal amount as may be specified in the terms of the series) of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities.”
After a declaration of acceleration has been made, but before a judgment or decree for the payment of money due upon acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding securities of that series, under certain circumstances, may rescind and annul such acceleration and its consequences on behalf of the holders of all debt securities of such series if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived as provided in the indenture.
Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee security or indemnity satisfactory to it. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:
(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;
(2)
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)
the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any series of debt securities on or after the due date without following the procedures listed in (1) through (3) above.
Modification and Waiver
We and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment. We may also make modifications and amendments to the indentures for the benefit of the holders, without their consent, for certain purposes including, but not limited to:
•	providing for our successor to assume the covenants under the indenture;
•	adding covenants or events of default or surrendering our rights or powers;
•	making certain changes to facilitate the issuance of the securities;
•	securing the securities;
•	adding guarantees in respect of any securities;
•	providing for a successor trustee;
•	curing any ambiguities, defects or inconsistencies;
•	permitting or facilitating the defeasance and discharge of the securities;
•	making any other changes that do not adversely affect the rights of the holders of the securities; and
•	other changes specified in the indenture.
However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:
•	change the stated maturity of any debt security;
•	reduce the principal, premium, if any, or interest rate on any debt security;
•	reduce the amount of principal of an original issue discount security or any other debt security payable on acceleration of maturity;
•	change the method of computing the amount of principal or interest of any debt security or the place of payment or the currency in which any debt security is payable;
•	impair the right to sue for any payment after the stated maturity or redemption date;
•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders of subordinated debt securities;
•	adversely affect the right to convert any debt security; or
•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance
We may be discharged from our obligations on the debt securities of any series when:
(a)	either:
(1)
all of the debt securities of that series that have been authenticated and delivered (except lost, stolen or destroyed securities which have been replaced or paid and securities for whose payment money has been held in trust) have been cancelled or delivered to the trustee for cancellation; or

(2)
all of the debt securities of that series not cancelled or delivered to the trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity within one year, or (C) are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited enough money with the trustee to pay all the principal, interest and any premium due to the date of such deposit or the stated maturity date or redemption date of the debt securities, as the case may be;

(b)	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities of such series; and
(c)
we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the debt securities of such series have been complied with.

Each indenture contains a provision that permits us to elect either or both of the following:
•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and
•	to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these and a number of other covenants:
(1)	the limitations on sale and lease-back transactions under the senior indenture;
(2)	the limitations on liens under the senior indenture;
(3)	covenants as to payment of taxes and maintenance of properties; and
(4)	the subordination provisions under the subordinated indenture.
To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and any premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related defeasance. In addition, we are required to deliver to the trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.
If any of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and, if applicable, conversion and exchange of debt securities.
Notices
Notices to holders will be given to the addresses of the holders in the security register.
Governing Law
The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York, without regard to conflicts of laws principles.
Regarding the Trustee
The indentures limit the right of the trustee, if it becomes our creditor, to obtain payment of claims or secure its claims.
The trustee is permitted to engage in certain other transactions. If the trustee acquires any conflicting interest, however, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign. The Bank of New York Mellon Trust Company, N.A. is also our custodian and affiliates of The Bank of New York Mellon Trust Company, N.A. have performed and continue to perform other services for us in the normal course of business.
Senior Debt Securities
The senior debt securities will be unsecured, unless we elect otherwise, and will rank equally with all of our other unsecured and non-subordinated obligations. Any guarantees of the senior debt securities will be unsecured and senior obligations of each of the guarantors, and will rank equally with all other unsecured and non-subordinated obligations of such guarantors.
Covenants in the Senior Indenture
LIMITATIONS ON LIENS. Neither we nor any restricted subsidiary will issue, incur, create, assume or guarantee any secured debt without securing the senior debt securities equally and ratably with or prior to that secured debt unless the total amount of all secured debt with which the senior debt securities are not at least equally and ratably secured would not exceed the greater of $500 million or 10% of our consolidated net tangible assets.
LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS. Subject to the last paragraph of this section, neither we nor any restricted subsidiary will enter into any lease with a term longer than three years covering any of our principal property or any restricted subsidiary that is sold to any other person in connection with that lease unless either:
(1)
we or any restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on the principal property involved in such transaction at least equal in amount to the attributable debt with respect to the lease, without equally and ratably securing the senior debt securities, pursuant to “Limitations on Liens” described above; or

(2)
an amount equal to the greater of the following amounts is applied within 180 days of such sale to the retirement of our or any restricted subsidiary’s long-term debt or the purchase or development of comparable property:

•	the net proceeds from the sale; or
•	the attributable debt with respect to the sale and lease-back transaction.
However, either we or our restricted subsidiaries would be able to enter into a sale and lease-back transaction without being required to apply the net proceeds as required by (2) above if the sum of the following amounts would not exceed the greater of $500 million or 10% of our consolidated net tangible assets:
•	the total amount of the sale and lease-back transactions; and
•	the total amount of secured debt.
Subordinated Debt Securities
The subordinated debt securities will be our unsecured, subordinated obligations and any guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors. The subordinated debt securities are subordinated in right of payment to the prior payment in full of all senior debt, including any senior debt securities. In the event of our dissolution, winding up, liquidation or reorganization, the holders of senior debt shall be entitled to receive payment in full before holders of subordinated debt securities shall be entitled to receive any payment or distribution on any subordinated debt securities. If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will describe the approximate amount of senior indebtedness outstanding as of a recent date.
In the event of insolvency, upon any distribution of our assets:
•
in the event that holders of subordinated debt securities receive a payment before we have paid all senior indebtedness in full, the holders of such subordinated debt securities are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing our assets to pay all senior debt remaining to the extent necessary to pay all holders of senior debt in full; and

•
our unsecured creditors who are not holders of subordinated debt securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated debt securities.

Definitions Relating to Subordinated Debt Securities
“Senior debt” means the principal, premium, if any, and unpaid interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by us in the future:
•	our indebtedness for borrowed money;
•	our obligations evidenced by bonds, debentures, notes or similar instruments sold by us for cash;
•	our obligations under any interest rate swaps, caps, collars, options, and similar arrangements;
•	our obligations under any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge arrangements;
•	our obligations under any credit swaps, caps, floors, collars and similar arrangements;
•
indebtedness incurred, assumed or guaranteed by us in connection with the acquisition by us or any of our subsidiaries of any business, properties or assets, except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles;

•	our obligations as lessee under leases required to be capitalized on our balance sheet in conformity with generally accepted accounting principles;
•
all obligations under any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

•	our reimbursement obligations in respect of letters of credit relating to indebtedness or our other obligations that qualify as indebtedness or obligations of the kind referred to above; and
•
our obligations under direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

However, senior debt shall not include any indebtedness or obligation that provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities or provides that such indebtedness is subordinate to our other indebtedness and obligations.
The subordinated debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to participate in any distribution of the assets of any of our subsidiaries upon their liquidation, reorganization or insolvency, and the consequent right of holders of senior debt securities to participate in those assets, will be subject to the claims of the creditors of such subsidiary. In addition, any claim we may have as a creditor would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.
Any covenants pertaining to a series of subordinated debt securities will be set forth in a prospectus supplement relating to such series of subordinated debt securities.
Except as described in the prospectus and any applicable prospectus supplement relating to a series of subordinated debt securities, the indentures and the subordinated debt securities do not contain any covenants or other provisions designed to afford holders of subordinated debt securities protection in the event of a recapitalization or highly leveraged transaction involving us.
Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of senior debt (as determined in accordance with the instrument governing such senior debt) that would be adversely affected thereby.

DESCRIPTION OF CAPITAL STOCK
Our authorized capital stock consists of 9,600,000,000 shares of common stock, $0.01 par value per share and 300,000,000 shares of preferred stock, $0.01 par value per share. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and Second Amended and Restated Bylaws (the “bylaws”), which are exhibits to the registration statement of which this prospectus forms a part. This section also summarizes relevant provisions of Delaware law.
Common Stock
As of December 11, 2023 there were 1,299,628,293 shares of common stock issued and outstanding.
The holders of common stock as of the applicable record date are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors out of funds legally available for distribution, and, in the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions available to the common stock. The common stock currently outstanding is validly issued, fully paid and nonassessable.
The transfer agent and registrar for the common stock is Equiniti Trust Company, LLC.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 300,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of our existing management.
As of December 11, 2023 there were 550,409 shares of Series B Junior Participating Redeemable Preferred Stock issued and outstanding.
Anti-Takeover Effects of Delaware Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:
(a)	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(b)
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•	by persons who are directors and also officers; and
•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(c)
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include:
(1)
any merger or consolidation involving (i) the corporation or a direct or indirect majority-owned subsidiary of the corporation and (ii) the interested stockholder or any other corporation, partnership or entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation any of (a), (b) or (c) above is not applicable to the surviving entity;

(2)
any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets or outstanding stock of the corporation or any direct or indirect majority-owned subsidiary of the corporation to or with the interested stockholder;

(3)
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to the interested stockholder;

(4)
any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is beneficially owned by the interested stockholder; or

(5)
the receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 defines an “interested stockholder” as any person who or which beneficially owns 15% or more of the outstanding voting stock of the corporation or any person affiliated or associated with or controlling or controlled by the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder, and the affiliates and associates of such person.
The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any preferred stock, warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
The securities being offered by this prospectus may be sold by us:
•	through agents;
•	to or through underwriters;
•	through broker-dealers (acting as agent or principal);
•	directly by us to purchasers, through a specific bidding or auction process or otherwise;
•	through a combination of any such methods of sale; and
•	through any other methods described in a prospectus supplement.
The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.
Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.
If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth any managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.
If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.
We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.
We may enter into agreements with agents, underwriters or dealers which may provide for indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.
Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.
Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.
VALIDITY OF THE SECURITIES
Unless otherwise specified in the prospectus supplement accompanying this prospectus, Gibson, Dunn & Crutcher LLP will provide opinions regarding the validity of the securities. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.
EXPERTS
The consolidated financial statements of Hewlett Packard Enterprise Company appearing in Hewlett Packard Enterprise Company’s Annual Report (Form 10-K) for the year ended October 31, 2023, and the effectiveness of Hewlett Packard Enterprise Company’s internal control over financial reporting as of October 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Information about us, including our SEC filings, is also available on our website at http://investors.hpe.com, however, that information is not a part of or incorporated into this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):
•	Annual Report on Form 10-K for the fiscal year ended October 31, 2023;
•	Current Report on Form 8-K filed with SEC on December 15, 2023; and
•	Description of our common stock contained in our Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10 filed on October 7, 2015, as amended or updated.
Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.
You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389
Attn: Investor Relations
(678) 259-9860
You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement, any free writing prospectus that we authorize and any pricing supplement that we authorize. We have not authorized any person, including any underwriter, salesperson or broker, to provide information other than that provided in this prospectus, a prospectus supplement, any free writing prospectus that we authorize or any pricing supplement that we authorize. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.
You should assume that the information in this prospectus, a prospectus supplement, any free writing prospectus that we authorize and any pricing supplement that we authorize is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$2,900,000,000

$900,000,000 4.050% Notes due 2027
$300,000,000 Floating Rate Notes due 2028
$850,000,000 4.150% Notes due 2028
$850,000,000 4.400% Notes due 2030
PROSPECTUS SUPPLEMENT
Joint Book-Running Managers

Citigroup Deutsche Bank Securities HSBC NatWest

Co-Managers
BNP PARIBAS
BofA Securities
J.P. Morgan
Mizuho
Wells Fargo Securities
Barclays
Santander
SOCIETE GENERALE
TD Securities
Goldman Sachs & Co. LLC
ING
Loop Capital Markets
US Bancorp
ANZ Securities
CIBC Capital Markets
Credit Agricole CIB
OCBC
Standard Chartered Bank
September 8, 2025